NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Ordinary Shares (the "Ordinary Shares") of Amira Nature Foods Ltd. (the "Company") from listing and registration on the Exchange on December 29, 2020, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Ordinary Shares are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Company is no longer suitable for listing because the Company is delayed in filing with the U.S. Securities and Exchange Commission its March 31, 2019 Form 20-F, September 30, 2019 Semi-Annual Reporting on Form 6-K, and March 31, 2020 Form 20-F (collectively "Delayed Filings") within the required timeframe pursuant to Section 802.01E of the NYSE's Listed Company Manual. The Exchange, on August 17, 2020, determined that the Ordinary Shares of the Company should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Ordinary Shares from listing and registration on the NYSE. The Company was notified by phone and letter on August 17, 2020. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on August 17, 2020. Trading in the Ordinary Shares was suspended at the close of the market on August 17, 2020. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Ordinary Shares, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such request within the specified time period but formally withdrew such request on December 14, 2020. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.